Exhibit 99.1

Veeco Instruments Inc.	VECO	Q4 2016 Earnings Call	Feb. 16, 2017
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Shanye Hudson — Vice President-Investor Relations, Veeco Instruments Inc.

John R. Peeler — Chairman & Chief Executive Officer, Veeco Instruments Inc.

Shubham Maheshwari — Executive Vice President & Chief Financial Officer, Veeco Instruments Inc.

Other Participants

Krish Sankar — Analyst, Bank of America Merrill Lynch

Stephen Chin — Analyst, UBS Securities LLC

Arthur Su — Analyst, Needham & Co. LLC

Colin Rusch — Analyst, Oppenheimer & Co., Inc.

Vishal Shah — Analyst, Deutsche Bank Securities, Inc.

Patrick Ho — Analyst, Stifel, Nicolaus & Co., Inc.

David Duley — Analyst, Steelhead Securities LLC

Mark Miller — Analyst, The Benchmark Co. LLC

Daniel Baksht — Analyst, Pacific Crest Securities

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen. Welcome to the Veeco Instruments Fourth Quarter 2016 Earnings Call. Today’s program is being recorded.

At this time, I would like to turn the call over to Shanye Hudson, Investor Relations. Please go ahead.

Shanye Hudson, Vice President-Investor Relations

Thank you, operator, and good afternoon, everyone. Joining me on the call today are John Peeler, Veeco’s Chairman and CEO; and Sam Maheshwari, our CFO. Today’s earnings release is available on the Veeco website. Please note that we’ve prepared a slide presentation to accompany today’s webcast. We encourage you to follow along with the slides on veeco.com. This call is being recorded by Veeco Instruments and is copyrighted material. It cannot be recorded or rebroadcast without Veeco’s express permission.

Your participation implies consent to our taping. To the extent that this call discusses expectations about market conditions, market acceptance and future sales of the company’s products, Veeco’s proposed acquisition of Ultratech, future disclosures, future earning expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements being made.

These factors are discussed in the Business Description and Management’s Discussion and Analysis sections of the company’s report on Form 10-K and Annual Report to shareholders and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements, including those made on this call, to reflect future events or circumstances after the date of such statements. During the call, management may address non-GAAP financial measures. Information regarding

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such non-GAAP financial measures, including our reconciliation to GAAP measures of performance, are available on our website.

And with that, I’ll turn the call over to John for opening remarks.

John R. Peeler, Chairman & Chief Executive Officer

Thanks, Shanye. Veeco capped off 2016 with the strongest quarterly performance of the year. Q4 revenue increased to $94 million, supported by growth in Advanced Packaging and industrial applications such as high-power lasers. Adjusted EBITDA more than doubled to $6 million, reflecting the benefits from our cost reduction plans and focus on operational execution. And bookings improved for the second consecutive quarter to $127 million, bolstered by healthy sales in Lighting and Display.

I’m proud of the many accomplishments in 2016 and ongoing execution against our strategic objectives. We closed the largest single business agreement in Veeco’s history, winning an exclusive multi-year deal with OSRAM. Veeco was named the sole supplier for both MOCVD and PSP systems for OSRAM’s new LED production facility in Malaysia.  We launched the K475i system to extend our MOCVD leadership, by capturing share in the growing red, orange and yellow LED market. And we continued to penetrate the Advanced Packaging space, which drove annual growth in the Advanced Packaging, MEMS and RF markets up 10%.

We’re delivering against our commitment to enhance profitability. Our plans to remove about $30 million in annualized costs are all well underway and the benefits are evident in our bottom line results. Finally, I’m excited about our recently announced acquisition of Ultratech. The combination is expected to increase our scale, diversify our revenue, and be highly accretive to non-GAAP earnings. As we enter 2017, I believe we have the right platform to increase shareholder value.

Shubham Maheshwari, Executive Vice President & Chief Financial Officer

Thanks, John, and good afternoon everyone. Today I will be discussing our non-GAAP financial performance. You can find a detailed reconciliation between GAAP and non-GAAP results in the press release and on our website. Q4 bookings of $127 million were up 7% sequentially, and represented another solid bookings quarter with continued momentum in Lighting, Display and Power Electronics as well as a strong performance in the Scientific and Industrial markets. In Lighting, Display and Power Electronics, we announced our exclusive partnership with OSRAM for MOCVD and PSP systems. We expect to ship the majority of the systems booked in Q4 in the second half of this year, as per their current ramp plans.

In Advanced Packaging, MEMS and RF markets, orders were stable and included penetration into a leading U.S. semiconductor manufacturer with PSP products for multiple Advanced Packaging applications. In Scientific and Industrial, we booked an Ion Beam Deposition system for EUV mask blank production. We have a few systems for mask blanks in the installed base, and could see incremental business in the future as EUV technology is adopted. Q4 ending backlog was up by $32 million from last quarter. At $209 million, it gives us a good start for calendar 2017.

Revenue distribution by end market was well balanced with Lighting, Display and Power Electronics making up 42% of revenue as we continued shipping MOCVD systems from previously announced orders.

Advanced Packaging, MEMS and RF grew sequentially by approximately 30%, and made up 17% of Q4 revenue, led by PSP sales to RF filter manufacturers. Scientific and Industrial revenue contributed 28% of Q4 revenue, and was supported by shipments of MBE systems for high-power laser diode applications, and several SPECTOR systems for high-end optical coating applications.

Lastly, sales into the Data Storage market made up 13% of revenue with technology buys from hard disk drive customers. Revenue in China increased to approximately 33% of revenue, reflecting an increase in MOCVD demand. EMEA was unchanged at 23% and U.S. was 20% of revenue. Finally, rest of the world declined to 24% of total revenue.

Moving to slide nine; here I would like to comment on the diversification of our business on a full year basis. Sales into Advanced Packaging, MEMS and RF grew 10% year-on-year, reflecting further penetration of our PSP systems into Advanced Packaging application across multiple customers. This traction helped grow that market to over 20% of our overall revenue. Our foundational businesses provided a consistent revenue stream of approximately $128 million. Revenues are quite evenly split across geographies with 26% of 2016 revenues in each of China and the U.S., 25% in EMEA and 23% in the rest of the world.

Now, turning to slide 10 for P&L highlights; our fourth quarter performance was solid with revenue, gross margin, OpEx, adjusted EBITDA, and EPS all coming in better than the midpoint of our guidance. Q4 revenue was $94 million, up 9% sequentially from Q3. On a full year basis, revenue was $332 million. While down 30% year-on-year, we took the challenge by focusing on operational execution and reducing our cost structure. OpEx reductions are largely in place, while the manufacturing consolidation will be contributing to the P&L starting in Q2. Q4 gross margin was 39%, in line with our guidance range and reflecting the impacts of duplicate expenses incurred for our manufacturing consolidation initiative.

Full year 2016 non-GAAP gross margin was 41%. We remain committed to our gross margin goal of 40% or above for the company. Q4 non-GAAP OpEx was $33 million, down from $35 million in Q3, reflecting the momentum of our cost reduction efforts. For the full year, non-GAAP OpEx was $144 million, versus $152 million in 2015, reflecting a partial year impact of the cost reduction efforts. Q4 non-GAAP EPS was $0.09, based on a diluted share count of 40 million shares. EPS exceeded not only the original guidance, but also the recently announced midpoint of $0.07 per share. And finally, Q4 adjusted EBITDA was $6 million, and full year adjusted EBITDA was $4 million, reflecting the benefits from cost reduction.

Now moving to slide 11, I would like to summarize our recent convertible debt financing before commenting on the balance sheet. While the convertible offering did not affect our Q4 financials, it is a significant subsequent event. In January, we completed a public offering of six-year convertible debt of $345 million, which netted proceeds to Veeco of approximately $336 million after fees and expenses. The conversion price is set at $40.03 and the coupon rate is 2.7%, which will drive approximately $9 million of cash interest expense annually. For more information on either the convertible debt or the agreement to acquire Ultratech, please refer to the Veeco IR website.

Now, moving to the balance sheet; we ended Q4 with $344 million in cash and short-term investments, an increase of $7 million from Q3. Approximately $80 million of our cash is held offshore, and may be subject to taxes in order to repatriate. This is down from $108 million at the end of Q3, and reflects our efforts to optimize our international tax structure. We reduced our inventory as we shipped MOCVD and MBE systems to customers, driving down days of inventory from 163 days to 134 days. For the full year, net cash used by operations was $24 million as we insourced manufacturing of certain Ion Beam products, and made capital investments in R&D to support product development in Advanced Packaging and Power Electronics.

Now, turning to guidance for Q1; generally, Q1 revenues are seasonally lower compared with Q4. However, as I mentioned on the last earnings call, we expected Q1 to be flat with Q4, supported by strength in the MOCVD business. That is largely playing out as expected, and we are guiding Q1 revenues to be flat with Q4 in the range of $85 million to $100 million. In addition, I would like to share that a significant portion of our Q4 bookings was from OSRAM for their upcoming fab in Malaysia. We anticipate shipping the majority of tools for that fab in the second half of 2017. Hence, you should expect us to carry this backlog for a couple of quarters, and as a result, we currently see our Q2 revenues tracking flat to Q1.

In the meantime, LED industry momentum continues to remain strong, and we expect to further build backlog in Q1. All of this is expected to lead to a significant improvement in revenues from Q3 of 2017. Non-GAAP gross margin for Q1 is expected in the range of 38% to 40%. Please be reminded that we are still incurring duplicate expenses associated with manufacturing consolidation, which is having a temporary slightly negative impact to our Q1 gross margin. We are expecting non-GAAP operating expenses between $31 million and $32 million. We expect GAAP loss per diluted share to be between $0.28 and $0.12.

GAAP EPS reflects approximately $4 million in convertible notes interest expense, and $1.5 million of expenses associated with efforts for the Ultratech acquisition. EPS on a non-GAAP basis is expected between $0.0 and $0.16 per diluted share which includes approximately $2 million in pre-tax interest expense associated with our convertible notes. Adjusted EBITDA is expected between $5 million and $11 million.

And with that, I will turn the call back to John for a business update.

John R. Peeler, Chairman & Chief Executive Officer

Thanks, Sam. LED industry conditions have continued to improve, setting up for a healthy start to the New Year. In the TV markets, tight supply for LCD panels has led to higher pricing and improved profitability for the panel manufacturers. IHS projects panel supply will remain constrained over the next couple of years, which has spurred plans for new capacity in China. At the same time, demand has rapidly shifted to larger sized panels and 4K TVs, which require 30% to 35% more LEDs per unit. We’re also seeing positive demand trends for Fine-pitch digital Signage. Revenue from Fine-pitch LEDs is forecasted to grow at a compound rate of 25% through 2020. These large scale displays are rapidly being adopted for both indoor and outdoor use, and demand for Fine-pitch LEDs has increased more quickly than anticipated. As a result, we’ve seen higher MOCVD utilization rates at second tier LED manufacturers to support this growing demand. These are positive trends for LED unit demand, and also bode well for the MOCVD industry. Analysts are forecasting a sharp recovery in MOCVD reactor shipments in 2017.

Last year, there were only about 110 K465i equivalent MOCVD reactors shipped into the customer base. Based on current analysis and our customer discussions, we estimate between 180 and 260 K465i equivalent reactors will ship in 2017, and Veeco is poised to benefit. We’re the industry leader in blue LEDs for the fifth consecutive year, and we continue to win business across the breadth of LED manufacturers. For example, we recently displaced the long-standing incumbent at one of the last remaining customers who had not switched to EPIK.

We’re targeting red, orange, yellow LED opportunities with our K475i system, and while it will take a while to build share, we’re making good progress.  Since launching the product last year, we’ve successfully penetrated five customers, and secured follow-on business from each. We have a strong technology roadmap, and remain focused on addressing our customers’ specific needs, while maintaining our competitive advantage. As we’ve shared in the past, we believe this wave of LED growth still has legs, and Veeco is well-positioned to benefit.

Advanced Packaging is another industry poised to grow significantly, and within the packaging space Fan-out Wafer Level Packaging is the fastest growing segment. Industry experts forecast Fan-out revenue to grow at a compound rate of 50% through 2020.

To date, investments in Fan-out technology have been driven primarily by a leading Taiwanese foundry, targeting high-end smartphone applications. According to TechSearch, Fan-out offers up to a 20% reduction in package thickness, a 20% speed gain, and 10% lower power consumption, all are ideal for mobile devices. As a result, OSATs and other device manufacturers are now developing their own Fan-out designs to capture the future market potential. Our PSP solutions have been qualified for Fan-out and other Advanced Packaging production at three customers, and are in evaluation at three others. Looking ahead, we believe our combination with Ultratech and their in-depth customer relationships and industry knowledge will enable us to accelerate our growth in this market.

Finally, turning to our Ion Beam and Molecular Beam Epitaxy, or MBE, businesses, which we refer to as foundational businesses because of the stable and predictable revenue stream they provide. In 2016, sales were driven by strong demand for our MBE products. In fact, this was the highest revenue year for MBE since 2012. Our MBE tool has set the standard for Advanced Materials research, and is being used at leading universities and research institutes worldwide. We’ve also seen an increase for production applications, given the technology’s flexibility in depositing a wide range of materials with a high degree of precision. Our leadership in magnetic materials processing is opening doors to new opportunities in the semi markets.

Our Ion Beam Etch module has now been selected as development tool of record by two semi device manufacturers for magnetic memory applications, and we’re engaging with multiple others. As Sam shared earlier, we booked an Ion Beam Deposition tool for EUV mask blank production.  We would expect to see some additional business in the coming years as EUV lithography transitions to production. Here again, we believe that we can benefit from Ultratech’s established support infrastructure and long history in the semi industry.

In closing, I’m pleased with our performance in 2016. We strengthened our core MOCVD positions, maintaining our lead in blue LED technology, while expanding into the red, orange and yellow LED markets. We expanded our penetrations in Advanced Packaging, winning new customers and applications with our PSP solutions, and we lowered our cost structure to drive sustainable EBITDA profitability. Looking ahead, we’re excited about our combination with Ultratech, which aligns well with our strategy to increase scale, diversify revenue, and further improve our profitability. We’re executing well against our strategic objectives, and believe we are well positioned to drive profitable long-term growth and enhance shareholder value.

With that, we’ll start the Q&A session.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question will come from Krish Sankar with Bank of America.

<Q — Krish Sankar — Bank of America Merrill Lynch>: Yeah. Hi. Thanks for taking my question. I had two of them. One is, John, when you mentioned the 180 reactor count for this year, is it for the industry as a whole, or do you think is that more for Veeco?

<A — John Peeler — Veeco Instruments Inc.>: That’s the industry. 180 to 260 was the overall market.

<Q — Krish Sankar — Bank of America Merrill Lynch>: Got it. And is it fair to assume that at this point your market share is running somewhere in the mid-80%s or so?

<A — John Peeler — Veeco Instruments Inc.>: Well, I think we rely on the outside firms to project market share and the last number I’ve seen was, I think, 75%. So that’s what’s been reported. I think we’ll get an update for 2016 in the coming probably weeks or months.

<Q — Krish Sankar — Bank of America Merrill Lynch>: Got it. And then a final question for Sam. If all the OSRAM shipment is going to happen in the second half, anyhow the rest of your Chinese shipment through the full year, is it fair to assume the second half revenue should be better than the first half?

<A — Sam Maheshwari — Veeco Instruments Inc.>: Yes, Krish, I think it’s a fair assumption at this time given the industry conditions, strong industry momentum, and then we are already starting this year, which is unusual for us, we are starting the year with the backlog for the second half. So I think, it’s a very fair assumption that second half should be stronger than first half.

<Q — Krish Sankar — Bank of America Merrill Lynch>: Got it. Thank you, guys.

<A — John Peeler — Veeco Instruments Inc.>: Thanks, Krish.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thanks, Krish.

Operator:  Up next from UBS is Stephen Chin.

<Q — Stephen Chin — UBS Securities LLC>: Yeah, thanks. Hi, John and Sam. Nice results and guidance.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thank you.

<Q — Stephen Chin — UBS Securities LLC>: Maybe just a question on Ultratech. So John, maybe you could share some of the customer feedback that you may have gotten since you announced the deal. Do you feel more comfortable after talking to some of the customers about the revenue synergies, after meeting with some of your LED and semiconductor customers?

<A — John Peeler — Veeco Instruments Inc.>: Yes. The feedback I’ve heard that’s come directly to me or to Sam, as well as a feedback I heard from the other side has been universally positive. So I think, a lot of customers saw the benefit of the companies coming together, and creating a single larger company.

<Q — Stephen Chin — UBS Securities LLC>: Okay. And maybe just a follow-up question on the press release today from Ultratech. They talked about a follow-on win in Advanced Packaging. So maybe you could just talk about, is Veeco seeing similar demand for its Advanced Packaging equipment? Thanks.

<A — John Peeler — Veeco Instruments Inc.>: Well, first of all, on the Ultratech press release, that was good news. They’ve continued to sustain their lead, and their really strong market position in Advanced Packaging. I think we had a good year in 2016 in Advanced Packaging. We reported our 10% growth in the overall Advanced Packaging, RF and MEMS space, and clearly Advanced Packaging grew much faster than anything else in that space. So I think we’ve had good progress recently, and we’re expecting things to go well this year.

<Q — Stephen Chin — UBS Securities LLC>: Okay. Thanks, John.

<A — John Peeler — Veeco Instruments Inc.>: Thanks, Stephen.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thank you, Stephen.

Operator:  Up next is Edwin Mok, Needham & Company.

<Q — Arthur Su — Needham & Co. LLC>: Hi everyone. This is actually Arthur on for Edwin. Thanks for taking our questions, and congrats on the great results. So the first question is just on the MOCVD industry. I just want to get a sense of how broad the end market demand is in, and how much order visibility you have. Just trying to get a picture on how sustainable you view this cycle [indiscernible] (24:34) you feel other customers are investing beyond OSRAM.

<A — John Peeler — Veeco Instruments Inc.>: Okay. Well, there are, first of all, three main drivers for the growth. The TV market has been picking up substantially, and I think you could read about the new fabs going in in China for large LCD TVs. That’s certainly helping. Second of all, the Fine-pitch displays is having good growth. I know I’m starting to see more and more of them around in all kinds of places. And then third, the general adoption of LED lighting continues on the path. And so those three things are driving a strong need in the market. I think we saw utilizations are high, they’re high in China. And also for the last two quarters we’ve seen the second tier companies in China utilizations are up there, indicating really there’s a lot of need in the marketplace. There has been broad-based demand in multiple countries. So we think the market has some real need for more tools here.

<Q — Arthur Su — Needham & Co. LLC>: Great. Thanks for that color. Next question just on the Data Storage business, just want to see what your thoughts are for that business going to 2017. With all this data that’s required, do you feel like you’re going to grow that business?

<A — John Peeler — Veeco Instruments Inc.>: The Data Storage business is a mature business. We have a very strong position in it, in both high market share we do well in services, as well as systems. The market in 2016 was down somewhat. But we’ve seen signs of strength there. So I don’t know if we can say we’ll grow it, but if it stays the same that will be good, because we keep taking our Ion Beam Etch technology into new applications and new markets. So I think there is still a tremendous need for hard disk drives, and we provide a lot of product into that industry. So I think, I’d have to say things are looking a little better there.

<Q — Arthur Su — Needham & Co. LLC>: Great. Thanks for taking our questions.

<A — John Peeler — Veeco Instruments Inc.>: Okay. [indiscernible] (27:20).

Operator:  We’ll go to Colin Rusch, Oppenheimer.

<Q — Colin Rusch — Oppenheimer & Co., Inc.>: Thanks so much. You talked about utilization rates at the Tier 2 OEMs, but can you talk a little bit about what you’re seeing from a yield perspective if you feel like they’re tapping out, and what levels we can expect around that as we go forward?

<A — John Peeler — Veeco Instruments Inc.>: I don’t have any hard statistics there, but what we’ve seen over the last few years, is that each year our customers are able to get a little more out of each tool that they have, get better at using them, and get more LEDs per tool. I think as we move forward in time, the increases get smaller each year because people have come up to become quite proficient with using the tools. So there will be yield improvement, but it’s a smaller number than it would have been in the past.

<Q — Colin Rusch — Oppenheimer & Co., Inc.>: Okay. Great. And then if you look at the supply chain dynamics that you’re working through right now, and the potential changing import and regulatory environment with the new administration, are you seeing any real areas of worry right now in terms of your cost management strategy, and how we see margins [ph] being projected (28:46) through the balance of this year and into 2018?

<A — Sam Maheshwari — Veeco Instruments Inc.>: So Colin, this is Sam. In general, we are an exporter, and a lot of our production happens in Asia. So really all the changes that are being talked about in the geopolitical environment is not really expected to have any effect on us now. If the tax rates go down that will definitely be beneficial for us, but in the near term because we are in an NOL situation, the reduction in tax rate would not help us, but in the long term it would definitely help us. So overall, I think that is going to be a positive situation for us. We have a very strong product position in the MOCVD area and all other technologies. So I think all of these products are going to be needed, and we will be continuing to export them to whichever country where their supply is needed. And as I said, the import factor is expected to be having no effect on our financials.

<Q — Colin Rusch — Oppenheimer & Co., Inc.>: Okay. A couple more [ph] granular (30:00) ones, but I’ll take those offline. Thanks so much, guys.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thank you.

Operator:  Up next from Deutsche Bank is Vishal Shah.

<Q — Vishal Shah — Deutsche Bank Securities, Inc.>: Yeah, hi, thanks for taking my question. John, I just wanted to better understand the product road map. When should we expect a new MOCVD product launch, and how should that sort of affect the upgrade cycle? I’m assuming, most of the orders you’re receiving are for capacity buys. And can you also maybe talk about the OSRAM orders, I mean, have they placed majority of the orders they have to, or do we expect more bookings from them in the first half this year? Thank you.

<A — John Peeler — Veeco Instruments Inc.>: Well, look, on product road maps, especially in areas where we have a strong position, we generally don’t talk about products before we have them, and that’s just to be careful about that. But what I can tell you is, we spend a lot of money on R&D in Veeco and in MOCVD. We have a strong road map, and we have a history of delivering products to the market that are real game changers. So I think, we’re confident in our road map and our position and all of that, and confident of our ability to stay ahead. And the second part?

<A — Sam Maheshwari — Veeco Instruments Inc.>: OSRAM bookings.

<A — John Peeler — Veeco Instruments Inc.>: OSRAM. So look, we had major orders in Q4 as we announced, and it was both MOCVD and some PSP tools. I think they’re going to take tools, and it’s going to be a while before we would expect more orders from them, or more major orders in any case. So we’re not expecting anything right here in the short term.

<Q — Vishal Shah — Deutsche Bank Securities, Inc.>: Okay. So just on the bookings front then, if I look at some of the non-OSRAM bookings in the MOCVD segment, they were probably down sequentially. I know you said that the utilization rates at Tier 2 LED customers are improving. So you feel pretty confident in terms of the visibility you have from your discussions with customers, that bookings will remain at these levels in the first half of the year.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Right. So Vishal, look, we do not provide bookings guidance, but I will provide the color this way that the industry is pretty strong. It is quite strong across multiple geographies, multiple customers, it’s not just that we’re seeing strength at OSRAM. Utilization rates are up in multiple countries, as John talked about previously. However, the way our order book works, is that every quarter the majority of our order book is filled up by one or two customers. It’s a concentrated set of customers, and those customers’ names change from quarter-to-quarter. And so we expect a similar situation to continue as we go forward. So the industry is pretty strong, utilizations are high, we expect the momentum to continue.

<Q — Vishal Shah — Deutsche Bank Securities, Inc.>: Okay. Great. Thank you.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thank you.

Operator:  And we’ll go to Patrick Ho, Stifel, Nicolaus.

<Q — Patrick Ho — Stifel, Nicolaus & Co., Inc.>: Thank you very much. Maybe just taking the products question a little bit differently, John. As you start seeing the LED and MOCVD environment improving, do you feel confident that the customers are going to come back and buy EPIK tools or your latest generation tools, or is there a possibility because they’ve gotten, I guess, used to or they are getting better yields with some of the older systems that they could come back and basically upgrade those and buy older systems?

<A — John Peeler — Veeco Instruments Inc.>: No, I think people will buy EPIKs. And in fact, just this quarter, we basically won over one of the last customers who hadn’t bought EPIKs at this point, and penetrated a new account for us. So clearly, the EPIK has great performance and customers would buy those.

<Q — Patrick Ho — Stifel, Nicolaus & Co., Inc.>: Great. That’s helpful. And maybe as a follow-up question, given that you basically have now taken over the MOCVD market, but with the Chinese market still growing, on the equipment side of things have you seen any increased competition from local Chinese vendors, given your main competitor has kind of fallen off on the wayside, is there any changing dynamic on that front?

<A — John Peeler — Veeco Instruments Inc.>: So for quite some time, we’ve seen other Chinese competitors or future competitors, whatever you want to call them, working to get into this market, providing tools to key players, and we’ve also seen large customers in China trying to get to a dual supplier approach. It’s really the normal approach. So there’s a lot of work going on there, and I think people or other competitors are trying to get qualified and become a supplier. It’s not new.

<Q — Patrick Ho — Stifel, Nicolaus & Co., Inc.>: Thank you.

<A — John Peeler — Veeco Instruments Inc.>: Okay. Thanks, Patrick.

Operator:  Our next question is David Duley, Steelhead.

<Q — Dave Duley — Steelhead Securities LLC>: Yes. Thanks for taking my question. Just a couple of clarifications. How big do you think your Advanced Packaging business is? I can see that it’s like 20% of your overall revenues. But I was just wondering of the actual Advanced Packaging piece so we can get to frame that in size for us.

<A — John Peeler — Veeco Instruments Inc.>: Yeah. We don’t break it out, actually. And we do sell into the Advanced Packaging side substantially with PSP. We sell into RF filters with both PSP and our ADE business. And we sell into the MEMS side. The Advanced Packaging side is the high growth portion of that business, although we do very well in the RF side. But we’re selling tools into a lot of different applications, flux clean, PR strip, dry film, resist strip, RDL, etch. So we don’t have a figure for you, but it’s becoming a larger and larger section of that group of markets, and we expect that to continue.

<Q — Dave Duley — Steelhead Securities LLC>: Okay. And as far as, I think, most of your Advanced Packaging business in the past has been associated with that large foundry who does have an integrated Fan-out line. Can you help me understand where you’re positioned as far as the two or three major OSATs who are in the middle of ramping up [indiscernible] (37:31) lines now for the more mainstream?

<A — John Peeler — Veeco Instruments Inc.>: Sure. So we’re qualified for production at three different foundries and other OSATs other than the large foundry you’re thinking of. And we have tools under evaluation at, at least three more important customers, some of them IDMs doing advanced packaging, and some of them OSATs. So our base is expanding both in terms of customers and in terms of number of applications. So I think that’s positive, and we expect some good growth in the future there.

<Q — Dave Duley — Steelhead Securities LLC>: Okay. Final thing from me. Just kind of a two part question. What are your lead times in your MOCVD business? And when would you think that Veeco would be shipping at the run rate of the size of the market that you talked about, let’s say, 200 systems on an annual basis?

<A — John Peeler — Veeco Instruments Inc.>: Look, our normal lead times are five or six months. There are times like back in the beginning of Q3 when we actually had some inventory after a pretty long down cycle. But our normal months, our normal lead times are five to six months. We mentioned that we see the business ramping up in Q3, and I think, that’s when you’ll see us pick up steam here. We have a very flexible manufacturing organization that with some lead time can deliver really whatever the market wants.

<Q — Dave Duley — Steelhead Securities LLC>: Okay. Thank you.

<A — John Peeler — Veeco Instruments Inc.>: Thanks.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thanks, Dave.

Operator:  Mark Miller from The Benchmark Company has the next question.

<Q — Mark Miller — The Benchmark Co. LLC>: Congratulations on your progress. I’m just wondering if you’re talking about a significant improvement in reactor shipments this year, how would that break out between lighting, TV, signage and others, would it be like 60/30/10 in terms of the [indiscernible] (39:50)?

<A — John Peeler — Veeco Instruments Inc.>: It’s hard to split because the customers can kind of use the reactor in a variety of different ways. So it’s hard for us to have visibility of exactly where they’re going to use it. Clearly the lighting market is growing. We said Fine-pitch market is growing by 25%. And then with the TV uptick, which a year ago, basically, as the TV market fell off, then that was making reactors available to use for lighting. But now, it’s actually requiring more. So I can’t really give you a breakdown of how it goes, but I think all three sections are needing more reactors. So that’s the good thing. Nobody’s freeing anything up.

<Q — Mark Miller — The Benchmark Co. LLC>: You’ve indicated previously the EPIK reactors are, I think, 20% lower cost of ownership than prior reactors. Are you seeing with some of the older reactors, some of the legacy reactors, especially those manufactured before 2010, are you starting to see replacement market develop?

<A — John Peeler — Veeco Instruments Inc.>: Most of the orders that we’ve been getting have been for new capacity. We did see some replacement orders over the last year. There are about, I think, 2300 reactors in the installed base. A lot of those, probably two-thirds of those were shipped in the 2009, 2010 and 2011 rally ramp-up. They are getting old, and they are less productive. We’re not seeing a large replacement market yet, but we believe that it will come in the coming years, and it will be a significant opportunity for us.

<Q — Mark Miller — The Benchmark Co. LLC>: So it’s more of a 2018 type opportunity replacement?

<A — John Peeler — Veeco Instruments Inc.>: Yes, 2018, 2019, hard to read exactly, and different customers will probably approach it a little differently.

<Q — Mark Miller — The Benchmark Co. LLC>: And then finally, I think you’ve been asked this before, but is it safe to assume that if you look at top five customers for MOCVD this year, that it’s going to be highly concentrated, that the top three or five will be 90% of your sales. It’ll change you indicated, but I’m just wondering how concentrated it will be.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Mark, we may not be able to provide you a numerical figure like that. But yes, I think we can say that the industry is consolidated. So the order pattern and the sales pattern would be concentrated among the top five, six customers, yes. That we can say. But it’s hard to give you a figure around that.

<A — John Peeler — Veeco Instruments Inc.>: Yeah. And it might be a little bigger than five. I’d say five to eight or so, but yes.

<Q — Mark Miller — The Benchmark Co. LLC>: We heard about this for years, but do you think Cree or whoever buy externally the reactors, what’s your take, and any feedback from [ph] Cree (43:14)?

<A — John Peeler — Veeco Instruments Inc.>: I can’t say. They’ve had a history in recent years of making their own, but I think they’ve also had a history in recent years of buying their mid-power laser diodes from other sources. So don’t really know there.

<Q — Mark Miller — The Benchmark Co. LLC>: Thank you.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thanks, Mark.

Operator:  And our final question today comes from Daniel Baksht, Pacific Crest Securities.

<Q — Daniel Baksht — Pacific Crest Securities>: Yeah. Hi. Thanks very much. What’s typically your book to shipment for Ion Beam using mask inspection systems? And I think I heard you say you expected multiple systems in 2017, or maybe I misheard.

<A — John Peeler — Veeco Instruments Inc.>: Well, they’re actually not inspection systems. They’re Ion Beam Deposition systems to build the mask blanks, which are then processed further. We’ve received an order for one of these. These tend to be long lead-times of nine months or more. We’re not counting on any more orders this year, and it’s really going to depend on the progress in the industry, as far as EUV adoption. But they are probably our longest lead-time product.

<Q — Daniel Baksht — Pacific Crest Securities>: Okay. Got it. And then given that you’re continuing to consolidate factories, do you have a sense for where gross margin is tracking outside of Q1?

<A — Sam Maheshwari — Veeco Instruments Inc.>: Yes. So for the full year, we are committed to 40% or higher for gross margin at the company level. We did about 41% in 2016, and then feel very good about 40% plus in 2017. In terms of temporary impact to gross margin, we have a little bit of duplicate expenses going on in Q4, and also about 1% or so getting impacted in Q1. So gross margins should begin to improve from Q2 once this consolidation initiative is behind us. And then, as you know, gross margins always can get impacted depending upon product mix, regional mix or the shipment volume levels. But at this point, based on the visibility that we have, we feel pretty good about having 40% or higher for the entire year. For a given quarter here or there, it may rotate around that number, plus, minus 1% or so. But overall, for the full year, we feel pretty good about starting it with a four handle.

<Q — Daniel Baksht — Pacific Crest Securities>: All right. Great. Thanks.

<A — John Peeler — Veeco Instruments Inc.>: Great. Thanks, Daniel.

<A — Sam Maheshwari — Veeco Instruments Inc.>: Thanks, Daniel.

John R. Peeler, Chairman & Chief Executive Officer

All right. At this point we will conclude the call. Thank you for joining us.

Shubham Maheshwari, Executive Vice President & Chief Financial Officer

Thank you.

Operator:  Ladies and gentlemen, that does conclude today’s conference. We would like to thank you all for your participation today.

Additional Information and Where to Find It

In connection with the proposed acquisition of Ultratech, Inc. (“Ultratech”) by Veeco Instruments Inc. (the “Company”) pursuant to the terms of an Agreement and Plan of Merger by and among Ultratech, the Company and Ulysses Acquisition Subsidiary Corp., the Company will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Form S-4”) that will contain a proxy statement of Ultratech and a prospectus of the Company, which proxy statement/prospectus will be mailed or otherwise disseminated to Ultratech’s stockholders when it becomes available.  Investors are urged to read the proxy statement/prospectus (including all amendments and supplements) because they will contain important information.  Investors may obtain free copies of the proxy statement/prospectus when it becomes available, as well as other filings containing information about the Company and Ultratech, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents may also be obtained for free from the companies’ web sites at www.Veeco.com or www.Ultratech.com.

Participants in Solicitation

The Company, Ultratech and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Ultratech in connection with the proposed transaction.  Information about the Company’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on February 25, 2016 and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 22, 2016. Information about Ultratech’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on February 26, 2016, Amendment No. 1 to its Annual Report on Form 10-K, which was filed with the SEC on April 22, 2016, and the proxy statements for its 2016 annual meeting of stockholders, which were filed with the SEC on June 10 and June 13, 2016. Investors may obtain more detailed information regarding the direct and indirect interests of the Company, Ultratech and their respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statement/prospectus regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning the Company’s proposed acquisition of Ultratech, Ultratech’s and the Company’s expected financial performance, as well as Ultratech’s and the Company’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that Ultratech may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement.  In addition, please refer to the documents that the Company and Ultratech file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by the Company and Ultratech identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of this written communication nor, in the case of any document incorporated by reference, the date of that document. Neither the Company nor Ultratech is under any duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

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